Exhibit 99.1

4 March 2016
KENNEDY WILSON EUROPE REAL ESTATE PLC
(“KWE”, the “Company”)

EPRA Index Inclusion

Kennedy Wilson Europe Real Estate Plc (LSE: KWE) announces that it has been notified by EPRA, the European Public Real Estate Association, that it will be added to the FTSE EPRA/NAREIT Global Real Estate Index Series as of 21 March 2016, having successfully satisfied the required eligibility criteria during the Index's March 2016 Quarterly Review.

Mary Ricks, President and CEO of Kennedy Wilson Europe, commented:
"Our inclusion in the EPRA index is further recognition of the progress made by the Company and will benefit all shareholders. We are very pleased to have reached this milestone as we celebrate two years since our successful IPO.”

Investors Juliana Weiss Dalton, CFA +44 (0) 20 7479 7429 JWeissDalton@kennedywilson.eu	Press Dido Laurimore/Tom Gough +44 (0) 20 3727 1000 kennedywilson@fticonsulting.com

About Kennedy Wilson Europe Real Estate Plc
Kennedy Wilson Europe Real Estate Plc is an LSE listed property company that invests in real estate and real estate loans across Europe. It aims to generate superior shareholder returns by unlocking value of under-resourced real estate across its target geographies. Its existing portfolio, in excess of £2.5 billion, is primarily invested across office and retail in the UK and Ireland, weighted towards London, the South East and Dublin. For further information on Kennedy Wilson Europe Real Estate Plc, please visit www.kennedywilson.eu

About Kennedy Wilson (Investment Manager)
Kennedy Wilson Europe Real Estate Plc is externally managed by a wholly-owned Jersey incorporated subsidiary of Kennedy Wilson. Kennedy Wilson (NYSE:KW) is a global real estate investment company. KW owns, operates, and invests in real estate both on its own and through its investment management platform. KW focuses on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement KW’s investment business, it also provides real estate services primarily to financial services clients. For further information on Kennedy Wilson, please visit www.kennedywilson.com